Exhibit 99.1

Company Release – January 27, 2017

First Priority Financial Corp. Reports Fourth Quarter and Year End, 2016 Financial Results

•	Fourth quarter 2016 pre-tax earnings of $1.15 million, a 66% increase versus the third quarter of 2016 and 30% increase over 2015 period

•	Net income of $737 thousand, a 55% increase compared to the prior quarter and 17% compared to the same period a year ago

•	Full year 2016 net income of $2.30 million increased 9% versus 2015 and resulted in a 45% increase in earnings per share in 2016 compared to the prior year

•	Asset quality remains strong as non-performing loans decline to 0.16% of total loans at December 31, 2016

Malvern, Pa., January 27, 2017 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank (the “Bank”), today reported net income for the fourth quarter of 2016 totaling $737 thousand or $0.10 per basic and fully diluted share, a 17% increase compared to $628 thousand or $0.06 per basic and fully diluted share in the fourth quarter of 2015, and a 55% increase compared to $476 thousand or $0.06 per basic and fully diluted share in the third quarter of 2016.

Net income for the year ended December 31, 2016 totaled $2.30 million or $0.29 per basic and fully diluted common share versus $2.11 million or $0.20 per basic and fully diluted common share for the same period in 2015. The results reflected a 45% increase in earnings per share in 2016 compared to 2015.

Income to common shareholders totaled $1.89 million in 2016; a 44% increase over the prior year of $1.31 million.

David E. Sparks, Chairman and CEO, stated: “We are pleased to report the improved level of increased earnings for First Priority. The results for both the fourth quarter and the full year of 2016 reflect the impact of the $64 million loan and relationship purchase that was consummated in the third quarter and the continued improvement in asset quality and deposit growth accomplished this year. Following the loan purchase, we have made ongoing progress in developing and broadening these relationships and we believe they will provide ongoing growth opportunities for the Bank.”

“The Company’s 45% increase in earnings per share continues to be positively impacted from the refinancing of $6.0 million of 9% preferred stock in January, 2016, through the issuance of the 7% subordinated debentures.” Sparks continued: “As previously stated, these steps have provided an on-going incremental benefit to our income available to common shareholders of $0.01 per quarter as the after tax cost of the debentures of 4.62% is a significant reduction from the prior 9% after tax impact of the preferred stock dividends.”

“The Company’s operating performance continues to improve, asset quality is sound and the balance sheet remains strong. At year-end 2016, non-performing loans totaled $776 thousand, or 0.16% of total loans, and non-performing assets were $2.3 million, or 0.38% of total assets; both of which improved substantially from a year ago. Our efforts to strengthen our core deposit base are succeeding and we continue to broaden our relevance as the Company continues to grow.” Sparks also noted: “Our new loan production office in Bala Cynwyd opened for business in early January 2017. This new location provides an important step in continuing to broaden our franchise and allows our staff to better serve our customers within that market.”

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended			For the year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income	$5,715	$5,341	$5,088	$21,246	$19,510
Interest expense	1,209	1,142	986	4,530	3,325

Net interest income	4,506	4,199	4,102	16,716	16,185
Provision for loan losses	—	510	165	710	610

Net interest income after provision for loan losses	4,506	3,689	3,937	16,006	15,575
Non-interest income	169	641	321	1,545	1,155
Non-interest expenses	3,525	3,636	3,376	14,123	13,683

Income before income taxes	1,150	694	882	3,428	3,047
Income tax expense	413	218	254	1,128	935

Net income	$737	$476	$628	$2,300	$2,112
Preferred dividends	77	76	212	407	801

Income to common shareholders	$660	$400	$416	$1,893	$1,311

Basic earnings per common share	$0.10	$0.06	$0.06	$0.29	$0.20

Diluted earnings per common share	$0.10	$0.06	$0.06	$0.29	$0.20

Weighted average common shares outstanding:
Basic	6,530	6,527	6,492	6,514	6,469
Diluted	6,613	6,570	6,582	6,570	6,538

Net interest margin	3.34%	3.35%	3.40%	3.34%	3.50%

First Priority Financial Corp. Condensed Consolidated Balance Sheets (Unaudited, in thousands)

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$4,761	$5,909
Investment securities	89,603	114,590
Loans receivable	488,243	409,153
Less: allowance for loan losses	3,330	2,795

Net loans	484,913	406,358
Premises and equipment, net	1,755	2,033
Bank owned life insurance	3,256	3,178
Deferred income taxes, net	2,697	3,543
Goodwill and other intangibles	2,960	3,035
Other assets	7,850	7,894

Total assets	$597,795	$546,540

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$467,688	$408,687
Federal Home Loan Bank of Pittsburgh advances	68,164	74,725
Subordinated debt	9,207	9,201
Other liabilities	4,690	1,836

Total liabilities	549,749	494,449
Shareholders’ equity	48,046	52,091

Total liabilities and shareholders’ equity	$597,795	$546,540

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	December 31, 2016	December 31, 2015
Period End Balance Sheet Ratios:
Loan to deposit ratio	104.4%	100.1%
Equity to assets	8.04%	9.53%
Book value per common share	$6.84	$6.58

Selected Asset Quality Balances:
Non-performing loans	$776	$1,933
Other real estate owned	1,486	1,633

Total non-performing assets	$2,262	$3,566

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.16%	0.47%
Non-performing assets as a percentage of total assets	0.38%	0.65%
Allowance for loan losses as a percentage of total loans	0.68%	0.68%

Balance Sheet and Capital Review:

•	Total assets were $597.8 million at December 31, 2016 compared to $546.5 million at December 31, 2015, an increase of $51.3 million, or 9.4%. This increase primarily resulted from increases in outstanding loan balances of $79.1 million, partially offset by a reduction in investment portfolio balances of $25.0 million.

•	The investment portfolio totaled $89.6 million at December 31, 2016 compared to $114.6 million at December 31, 2015. The Company sold $12.8 million of state and municipal obligations within the first nine months of 2016, and had $8.0 million of called securities during 2016. Also, as of December 31, 2016 and 2015, the investment portfolio included $40 million and $50 million, respectively, of short-term investments, consisting of United States Treasury securities or Federal Home Loan Bank notes, which were purchased related to year-end tax planning strategies and subsequently matured in January of the next respective year. Other investment purchases during 2016 totaled $6.7 million.

As of December 31, 2016 and 2015, $70.6 million and $94.7 million of investments, respectively, were classified as available for sale while $19.0 million and $19.9 million, respectively, were classified as held to maturity.

•	Loans outstanding were $488.2 million at December 31, 2016, an increase of $79.1 million, or 19.3%, from $409.2 million at December 31, 2015. During 2016, new organic loan production totaled approximately $71 million which was offset by principal payments, unscheduled loan payoffs and net changes in lines of credit totaling approximately $63 million, resulting in net organic growth of $8.2 million. Net loan growth related to acquired loans totaled $70.9 million, including new acquisitions during the year, consisting of the commercial portfolio discussed above with outstanding balances totaling $64.3 million at acquisition date and the purchase of performing residential real estate loans totaling $12.7 million at date of purchase.

•	Deposits totaled $467.7 million at December 31, 2016 compared to $408.7 million at December 31, 2015, an increase of $59.0 million, or 14.4%. During 2016, core deposits increased $50.3 million, or 28.7%, in the following categories: non-interest bearing deposits: $8.5 million, or 18.3%; NOW accounts: $18.9 million, or 49.3%; and money market and savings accounts: $22.9 million, or 25.3%. During this same time, total time deposits increased $8.7 million, or 3.7%, as brokered time deposits increased $25.5 million while retail time deposits declined $16.8 million.

•	Total borrowings, consisting of Federal Home Loan Bank of Pittsburgh (“FHLB”) advances and subordinated debt, totaled $77.4 million at December 31, 2016 compared to $83.9 million at December 31, 2015 representing a decrease of $6.5 million, or 7.7%. This decline consists of decreases of $3.5 million related to short-term FHLB advances and $3.0 million due to the maturity of longer term FHLB advances.

•	Total shareholders’ equity was $48.0 million at December 31, 2016, which declined $4.1 million primarily due to the redemption of $6 million of preferred stock in January 2016, compared to $52.1 million at December 31, 2015. Related to the redemption of preferred stock, the Company issued $9.5 million of 7% subordinated debt in November 2015 which qualifies as Tier 2 capital for regulatory capital purposes. The equity to assets ratio as of December 31, 2016 was 8.04%, book value per common share was $6.84 and tangible common equity to tangible assets was 7.01%.

Asset Quality Highlights:

•	The allowance for loan losses was $3.3 million as of December 31, 2016 compared to $2.8 million as of December 31, 2015, respectively, which represented 0.68% of total loans outstanding as of each of these dates. Net charge-offs for the current year ended December 31, 2016 totaled $175 thousand compared to $128 thousand during 2015.

•	Total non-performing loans were $776 thousand, or 0.16% of total loans outstanding at December 31, 2016 compared to $1.9 million, or 0.47% of total loans outstanding as of December 31, 2015. Non-performing assets totaled $2.3 million, or 0.38% of total assets, as of December 31, 2016 compared to $3.6 million, or 0.65% of total assets as of December 31, 2015.

Operating Results Review:

•	Net interest income totaled $4.51 million for the fourth quarter of 2016, an increase of $404 thousand, or 9.8%, compared to $4.10 million during the fourth quarter of 2015. When comparing these two periods, average interest earning assets increased $59.2 million, or 12.4%, compared to the fourth quarter of 2015, as average loans increased $79.1 million, or 19.5% offset by a decline in investment securities and other interest earning assets of $19.9 million, or 27.7%. Funding for this growth was provided by an increase in interest bearing liabilities of $54.8 million, or 13.9%, and by non-interest bearing demand accounts of $6.9 million, or 13.8%. The net increase due to the increased volume was offset by a decrease in net interest margin of 6 basis points from 3.40% to 3.34% in the current quarter compared to the prior year. The average rate on loans decreased slightly by 8 basis points while the rate on investments increased 8 basis points resulting in an increase in the overall average rate on total interest earning assets of 1 basis points. At the same time, the average cost of funds increased 8 basis points from 0.99% to 1.07%, partially due to the issuance of subordinated debt during the fourth quarter of 2015.

Net interest income during 2016 totaled $16.72 million compared to $16.19 million in the prior year, an increase of $531 thousand, or 3.3%. Average interest earning assets increased $38.5 million, or 8.3% when comparing these periods. The rate on average earning assets increased 2 basis points while the average cost of funds increased 22 basis points which resulted in a decline in net interest margin of 16 basis points from 3.50% to 3.34%.

•	Non-interest income decreased $152 thousand in the current quarter compared to the fourth quarter of 2015, primarily related to investment securities gains booked in the prior year of $134 thousand; none were recorded in the fourth quarter of 2016. Wealth management fees, totaling $57 thousand, declined $17 thousand when comparing these same periods. For the year ended December 31, 2016, non-interest income increased $390 thousand, as investment securities gains totaled $795 thousand in the current year, an increase of $536 thousand compared to $259 thousand in the prior year. This positive impact was offset by a decline of $133 thousand in wealth management fees.

•	There was no provision for loan losses recorded in the current quarter compared to $165 thousand in the fourth quarter of 2015. For the years ended December 31, 2016 and 2015, the provision for loan losses was $710 thousand and $610 thousand, respectively. The level of provision is impacted by management’s analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans. During the third quarter of 2016, the Company recorded a provision related to the acquired commercial loan portfolio of approximately $500 thousand, consistent with its current practice that an allowance be established on all new loans generated.

•	For the quarter ended December 31, 2016, non-interest expenses were $3.53 million, an increase of $149 thousand, or 4.4% from $3.38 million for the same period in 2015. This increase primarily reflects incremental staffing costs to enhance business development opportunities, higher consulting costs, and an increased level of deposit insurance premiums resulting from the Bank’s increased level of total assets in combination of the implementation of a new FDIC insurance premium calculation; these negative variances were partially offset by lower costs related to other real estate owned.

For the year ended December 31, 2016, non-interest expenses were $14.12 million, an increase of $440 thousand, or 3.2% from $13.68 million for the same period in 2015. This increase resulted from incremental staffing costs to enhance business development opportunities, increased FDIC insurance premiums, as described above, and a higher level of other real estate owned costs; partially offset by lower occupancy costs due to the closure of several branch offices within the last two years and lower overall advertising and marketing costs.

•	Income tax expense recorded for the three months and year ended December 31, 2016 totaled $413 thousand and $1.13 million, respectively, compared to $254 thousand and $935 thousand for the same respective periods in 2015. The effective tax rates for the three months and year ended December 31, 2016 were 35.9% and 32.9%, respectively. The fourth quarter of 2016 included an incremental tax adjustment of $31 thousand related to employee stock compensation for options or grants which expired unexercised or were forfeited.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $597 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its seven offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

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